  Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement of New Age Beverages Corporation on Form S-3 of our report dated June 21, 2018 related to the consolidated financial statements of Morinda Holdings, Inc. and subsidiaries, as of and for the years ended December 31, 2017 and 2016, appearing in the Current Report on Form 8-K/A of New Age Beverages Corporation dated March 1, 2019, and to the reference to us under the heading "Experts" in such prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Salt Lake City, Utah

April 5, 2019